UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2016

MasterCard Incorporated (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32877 (Commission File Number)	13-4172551 (IRS Employer Identification No.)
2000 Purchase Street Purchase, New York (Address of principal executive offices)	10577 (Zip Code)
(914) 249-2000 (Registrant's telephone number, including area code)
NOT APPLICABLE (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

MasterCard Incorporated (the Company) announced today that the executive officers listed below entered into pre-arranged stock trading plans to sell a limited amount of the Company’s shares of Class A common stock, par value $0.0001 per share (the Class A common stock), for personal financial management purposes, designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions (each a 10b5-1 Plan). These 10b5-1 Plans provide for the sale of specified share amounts associated with the securities listed below at specified market prices, subject to certain limitations, as follows:

Name	Title	Type of Securities	Earliest Sale Date	Latest Sale Date
Ajay Banga	President and Chief Executive Officer	Performance Stock Units and Stock Options	May 2, 2016	December 31, 2016
Martina Hund-Mejean	Chief Financial Officer	Performance Stock Units, Restricted Stock Units and Stock Options	August 8, 2016	December 31, 2016

Each officer's 10b5-1 Plan may terminate sooner in accordance with its terms.

Both Mr. Banga and Ms. Hund-Mejean are subject to the Company’s executive stock ownership guidelines whereby Mr. Banga is encouraged to hold at least six times his base salary in stock, and Ms. Hund-Mejean is encouraged to hold at least four times her base salary in stock. For purposes of the stock ownership guidelines, shares of Class A common stock held directly or indirectly are included; however, unvested restricted stock units or performance stock units and unexercised stock options held are excluded.

Transactions made under these 10b5-1 Plans will be disclosed publicly through filings with the U.S. Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plans or the plan of any other individual.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED
Date: February 17, 2016	By /s/ Janet McGinness Janet McGinness Corporate Secretary